UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under § 240.14a-12
SUFFOLK BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 6, 2016

To Shareholders of Suffolk Bancorp:

Notice is hereby given that the annual meeting of shareholders of Suffolk Bancorp, a New York corporation (the “Company”), will be held at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York, on May 17, 2016 at 10:00 a.m. (Eastern Daylight Time) for the purpose of considering and voting upon the following matters:

1.	The election of three directors to hold office for three years and one director to hold office for two years, or until their successors shall have been duly elected and qualified;
2.	The advisory, non-binding resolution to approve our 2015 executive compensation;
3.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016; and
4.	Any other business which may be properly brought before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 29, 2016 as the record date for determination of shareholders entitled to notice of and to vote at the meeting, and only shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

By Order of the Board of Directors

/s/ Jill E. Abbate

JILL E. ABBATE
Corporate Secretary

IMPORTANT – WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PAGE LEFT BLANK INTENTIONALLY.

4 West Second Street, P.O. Box 9000
Riverhead, New York 11901
(631) 208-2400
www.scnb.com

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 17, 2016

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Suffolk Bancorp, a New York corporation (the “Company”), of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m. (Eastern Daylight Time) on May 17, 2016 at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York 11901. This Proxy Statement, together with the enclosed proxy card, is first being sent to shareholders on or about April 6, 2016.

Voting Instructions

If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy. If you wish to vote by proxy, you must do one of the following:

•	Complete the enclosed proxy card and mail it in the envelope provided.
•	Use the Internet to vote at www.voteproxy.com and follow the on-screen instructions or scan the QR code on your proxy card with your smartphone. Please have your proxy card in hand as you will be prompted to enter the eleven digit control number (located beneath the company and account number on the upper-right side of your proxy material) to submit an electronic vote. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, on May 16, 2016.
•	Use any touch-tone telephone to vote by calling 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from outside of the United States. Please have your proxy card in hand as you will be prompted to enter the eleven digit control number (located beneath the company and account number on the upper-right side of your proxy material) to submit your vote. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, on May 16, 2016.

If you wish to vote your shares in person, you can do so by attending the annual meeting. Returning your proxy card will not prevent you from voting in person if you attend the annual meeting.

If you hold your shares through a bank, broker or other third party, that party will forward proxy materials and voting instructions that you must follow in order to vote your shares.

Revocability of Proxy

Any shareholder executing a proxy that is solicited in this Proxy Statement has the power to revoke it by giving written notice to the Secretary of the Company at any time prior to the exercise of the proxy. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices at Suffolk Bancorp, 4 West Second Street, P.O. Box 9000, Riverhead, New York 11901, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Persons whose shares are held for their benefit by a bank, broker or other third party are reminded that they must obtain a legal proxy from that third party in order to revoke prior proxies submitted through that third party, or to vote those shares at the meeting of shareholders, and must present that legal proxy to the Inspector of Election prior to exercising that proxy.

If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 16, 2016.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone system is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 16, 2016.

Persons Making the Solicitation

The proxy solicitation is being made by our Board of Directors. Proxies may also be solicited by our officers and employees, as well as those of The Suffolk County National Bank (the “Bank”), which is a wholly-owned subsidiary of the Company. Such solicitation may be done personally, or by telephone or electronically, but such directors, officers, and employees will receive no additional compensation for these services. Copies of proxy material will be furnished to brokerage houses, fiduciaries, and custodians to be forwarded to the beneficial owners of the Company’s common stock. The Company will bear all costs and expenses of the solicitation.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to shareholders for the year ended December 31, 2015 are available on the Company’s website at www.scnb.com.

Voting Procedures

Shareholders representing at least a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. In the absence of a quorum, the annual meeting will be adjourned or postponed. Only shareholders of record at the close of business on March 29, 2016 are entitled to notice of and to vote at the annual meeting. Each shareholder of record on that date is entitled to one vote for each share held. Shareholders do not have cumulative voting rights in the election of directors.

The Board of Directors has adopted a Director Resignation Policy (the “Resignation Policy”) which applies to the election of directors. Under the Resignation Policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation following certification of the shareholder vote. The Company’s Nominating and Governance Committee would then consider the proffered resignation and make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. See “Director Resignation Policy” on page 13 for more information about the Resignation Policy. Subject to the Resignation Policy, directors shall be elected by a plurality of the votes cast at the meeting.

The affirmative vote of a majority of the votes cast by shareholders is required for approval of the advisory, non-binding resolution on the Company’s 2015 executive compensation. The affirmative vote of a majority of the votes cast by shareholders is required for ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016. Abstentions and broker ‘non-votes’ are counted as present and entitled to vote for purposes of determining a quorum, but are not treated as votes cast at the meeting. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the outcome of any of the proposals to be voted on at the meeting.

All properly completed and unrevoked proxies that are received prior to the close of voting at the meeting will be voted in accordance with the instructions made. All proxies that are received by the Board of Directors conferring authority to so vote in the election of directors will be voted FOR the nominees set forth in this proxy statement as directors of the Company. In the event any nominee declines or is unable to serve, the proxies will be voted for a successor nominee designated by the Board of Directors. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the election of the nominees set forth in this proxy statement as directors of the Company; FOR the advisory, non-binding resolution to approve the Company’s 2015 compensation program for its named executive officers; and FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

The Board of Directors knows of no other business to be presented at the meeting. If any matters other than those set forth above are properly brought before the meeting, the individuals named in your proxy card may vote your shares in their discretion.

Voting Securities and Principal Holders Thereof

As of March 29, 2016, there were 11,853,564 shares of common stock, $2.50 par value per share, of the Company (the “Common Stock”) outstanding. To the best knowledge of the Company, the following table presents the total number of shares and percent beneficially owned by shareholders who own more than five percent of the Company’s Common Stock as of March 29, 2016:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Basswood Capital Management, L.L.C. 645 Madison Avenue, 10th Floor New York, NY 10022	1,165,986	(2)	9.84%
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	1,060,163	(3)	8.94%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	771,794	(4)	6.51%
(1) There were 11,853,564 shares of Common Stock outstanding as of March 29, 2016. The “Percent of Class” for each of the shareholders in the table was calculated by using the disclosed number of beneficially owned shares of Common Stock as the numerator and the number of the Company’s outstanding shares of Common Stock as of March 29, 2016 as the denominator.

(2) Based on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016. Schedule 13G was filed jointly by Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum. Beneficial owners share voting and dispositive power with respect to 1,165,986 shares of Common Stock.

(3) Based on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2016. Schedule 13G was filed jointly by Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. Banc Fund VII L.P. has sole voting and sole dispositive power with respect to 307,500 shares of Common Stock, Banc Fund VIII L.P. has sole voting and sole dispositive power with respect to 711,143 shares of Common Stock and Banc Fund IX L.P. has sole voting and sole dispositive power with respect to 41,520 shares of Common Stock. Banc Fund VI L.P. claims no beneficial ownership.

(4) Based on Schedule 13G filed with the Securities and Exchange Commission on January 27, 2016. Beneficial owner has sole voting power with respect to 742,972 and sole dispositive power with respect to 771,794 shares of Common Stock.

The following table sets forth the beneficial ownership of Common Stock as of March 29, 2016 by each director, each of the Company’s named executive officers and by all directors and executive officers as a group. Each director and officer has sole voting and investment power over his or her shares of Common Stock except as otherwise indicated below:

SECURITY OWNERSHIP
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(7)
Director nominees for a term of three years:
Edgar F. Goodale(1)(2)	116,031	*
David A. Kandell(1)	29,835	*
Ramesh N. Shah(1)	12,501	*
Director nominee for a term of two years:
Brian K. Finneran(1)(3)	66,923	*
Other directors
Howard C. Bluver(1)	107,459	*
James E. Danowski(1)(4)	42,730	*
Joseph A. Gaviola(1)	10,992	*
Terence X. Meyer(1)	26,933	*
John D. Stark, Jr.(1)	41,692	*
Current named executive officers who are not directors:
Christopher J. Hilton(1)(5)	5,249	*
Jeanne P. Kelley(1)(6)	17,600	*
Michael R. Orsino(1)	44,552	*
Directors and executive officers as a group (15 people)(1)	546,114	4.61%
* less than 1%
(1) Includes the following number of shares issuable upon the exercise of stock options by the person named to purchase Common Stock which are exercisable within 60 days of March 29, 2016: Mr. Goodale, 3,334 shares; Mr. Kandell, 3,334 shares; Mr. Shah, 3,334 shares; Mr. Finneran, 25,000 shares; Mr. Bluver, 46,668 shares; Mr. Danowski, 3,334 shares; Mr. Gaviola, 3,334 shares; Mr. Meyer, 3,334 shares; Mr. Stark, 3,334 shares; Ms. Kelley, 5,934 shares; and Mr. Orsino, 25,000 shares.

(2) Includes 109,201 shares to which Mr. Goodale shares voting and investment power.
(3) Includes 14,241 shares to which Mr. Finneran shares voting and investment power.
(4) Includes 18,652 shares to which Mr. Danowski shares voting and investment power.
(5) Includes 10 shares to which Mr. Hilton shares voting and investment power.
(6) Includes 3,772 shares to which Ms. Kelley shares voting and investment power.
(7) There were 11,853,564 shares of Common Stock outstanding as of March 29, 2016. The “Percent of Class” for each of the directors and named executive officers and for the directors and executive officers as a group was calculated using the amount of ownership as the numerator and the total shares outstanding as of March 29, 2016 plus the amount of shares which such persons can acquire upon the exercise of stock options within 60 days of March 29, 2016 as the denominator.

PROPOSAL 1

ELECTION OF DIRECTORS

The first item to be acted upon at the meeting of shareholders is the election of three directors to hold office for three years, and the election of one director to hold office for two years, or until their respective successors shall have been duly elected and qualified. The Board of Directors, upon recommendation of the Nominating and Governance Committee, has nominated Edgar F. Goodale, David A. Kandell and Ramesh N. Shah to a three-year term and Brian K. Finneran to a two-year term. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected, and the Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected.

The other five members of the Board of Directors, who are listed below, are currently expected to continue to serve on the Board of Directors until their respective terms expire. The By-Laws further provide that the directors shall be divided into three classes, as nearly equal as possible, with terms of office of each class expiring at the end of consecutive years. The Board of Directors is nominating Brian K. Finneran to a two-year term to balance the number of directors in each such class.

Following is information about the nominees for directors to be elected at this annual meeting of shareholders and the directors of the Company whose terms of office continue after this annual meeting of shareholders of the Company:

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
Name(1)	Age at May 17, 2016	Position and Offices With Company	Served as Director Since	Present Term Expires(2)
Nominees for a term of three years:
Edgar F. Goodale	62	Director	1989	2016
David A. Kandell	62	Director	2003	2016
Ramesh N. Shah	68	Director	2013	2016
Nominee for a term of two years:
Brian K. Finneran	58	Director, Executive Vice President & Chief Financial Officer	2015	2016
Directors continuing in office:
Howard C. Bluver	60	Director, President & Chief Executive Officer	2011	2017
James E. Danowski	60	Director	2002	2018
Joseph A. Gaviola	60	Director, Chairman	2004	2017
Terence X. Meyer	59	Director	1999	2018
John D. Stark, Jr.	53	Director	2007	2017
(1) All of the nominees and all of the directors continuing in office are or will also become directors of the Bank.
(2) The policy of the Board of Directors of Suffolk Bancorp is that directors shall retire at the end of the term of service during which they attain 72 years of age.

Vote Required for Approval

Subject to the Director Resignation Policy described on page 13, election of a nominee for director requires a plurality of votes cast at the meeting in person or by proxy “for” the election of a nominee.

The Board of Directors recommends a vote FOR the election of Suffolk Bancorp’s nominees for director.

Set forth below is biographical information for each director as well as each director’s special knowledge and skills that qualify him to be a director.

Director Nominees

Mr. Goodale served as President of Riverhead Building Supply, one of Long Island’s largest building supply companies, from 1971 to 2013, and has been Chairman of that company since 2013. Mr. Goodale has extensive experience in retailing to the professional building trades and in real estate development, primarily in the Long Island market. Mr. Goodale is a director of the Long Island Builders Institute and Chairman of the Long Island Home Builders Care Development Corp., an organization devoted to establishing homes for returning United States veterans. The Board of Directors believes that Mr. Goodale’s extensive experience in owning, operating and growing a local business on Long Island, in addition to his 27 years as a Director of the Company (five of them as Chairman), qualifies him to serve on the Board. Mr. Goodale studied business administration at the State University of New York, Morrisville.

Mr. Kandell is President and a shareholder of the accounting firm, Kandell, Farnworth & Pubins, CPA’s, PC, a position he has held since 1984. Prior thereto, Mr. Kandell worked for four years at Kandell and Associate and worked for four years at Arthur Andersen & Co., a former “big eight” public accounting firm. He is a Certified Public Accountant licensed in New York. Mr. Kandell belongs to the Riverhead Chamber of Commerce and the Southampton Business Alliance. The Board of Directors believes that Mr. Kandell is qualified to serve on the Board due to his extensive accounting and finance knowledge and his familiarity with the economic and business conditions in the Bank’s market. Mr. Kandell received a BSBA degree from the University of North Carolina at Chapel Hill.

Mr. Shah currently serves on the boards of Cardon Outreach, a national provider of revenue cycle management to hospitals and health service providers, and Safety Services, a leading supplier of OSHA compliant safety products. From 2005 to 2010, Mr. Shah was Chairman of WNS Global Services, a global provider of offshore outsourcing services. Prior thereto, Mr. Shah was CEO of Retail Banking of GreenPoint Bank from 1996 to 2004. From 1978 to 1991, Mr. Shah held executive management positions at Shearson Lehman Bros. and American Express. The Board of Directors believes that Mr. Shah, with his strategic background and specific knowledge and experience with financial service companies, is a valuable resource to the Board in the current environment of increasing business and regulatory demands on financial services boards of directors, and is qualified to serve on the Board. Mr. Shah earned his BA in Economics from Bates College and his MBA in Finance from Columbia University.

Mr. Finneran has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since 2012. From 2007 to 2012, Mr. Finneran was Chief Financial Officer of State Bancorp, and from 1997 to 2012, Chief Financial Officer of State Bank of Long Island. He served as Senior Vice President and Comptroller at State Bank of Long Island from 1990 to 1997. Prior thereto, Mr. Finneran held various accounting and finance positions with NatWest Bank USA and Irving Trust Company. On September 30, 2015, the Board of Directors of the Company and Bank appointed Mr. Finneran as a director of the Company and the Bank. The Board of Directors believes that Mr. Finneran is qualified to serve on the Board due to his significant experience in finance, strategy, capital markets and public company operations. Mr. Finneran earned his BBA in Finance from Baruch College and his MBA in Finance from Pace University.

Directors Continuing in Office

Mr. Bluver has served as President and Chief Executive Officer of the Company and the Bank since December 2011. From June 2011 to December 2011, Mr. Bluver provided consulting services to the Company and the Bank. Prior to that time, Mr. Bluver was the founder and President of JDS Financial Group, LLC, a consulting firm, which served the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors from 2005 to 2011. From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel, and Chief Enterprise Risk Officer at GreenPoint Bank and GreenPoint Financial Corp., New York, New York. Prior to that, he was Deputy Chief Counsel, United States Office of Thrift Supervision, Washington, D.C. from 1987 to 1994. He started his career at the Securities and Exchange Commission in Washington, D.C., finishing as Chief of the branch in the Division of Corporation Finance that covered financial institutions. Since 2005, he has also been a member of the Board of Directors of the Bank of Georgetown in Washington D.C., and currently serves on that institution’s Audit Committee and Strategic Planning Committee. As President and Chief Executive Officer of the Company and the Bank, and by virtue of his 30-year career in the banking industry as both a participant and regulator, Mr. Bluver is able to provide valuable perspective on the Company’s current position and future strategy, and the Board of Directors believes he is qualified to serve on the Board.

Mr. Danowski is a Senior Partner in the accounting firm, Cullen & Danowski, LLP, a position he has held for almost 40 years. He is a Certified Public Accountant licensed in New York. Mr. Danowski specializes in tax, estate and business matters. Mr. Danowski is a member of the New York State Society of CPAs and the American Institute of Certified Public Accountants and its Tax Practice Division. He is on the Board of Trustees of the John T. Mather Memorial Hospital and the John T. Mather Hospital Foundation and a member of the Board of Jefferson Ferry, a continuing care retirement community located in Suffolk County, New York. The Board of Directors believes that Mr. Danowski is qualified to serve on the Board due to his accounting and business acumen and knowledge of the Suffolk County, Long Island economy. Mr. Danowski received his BBA in accounting from Dowling College.

Mr. Gaviola is an entrepreneur who has owned and operated retail and real estate businesses on the east end of Long Island for almost 30 years. Mr. Gaviola has been employed at Janney Montgomery Scott since October 2014 and is currently a Financial Advisor and an Investment Advisor Representative. Prior to establishing his first business almost 30 years ago, Mr. Gaviola held senior management positions with Inspiration Coal Company and Carbon Fuel Corp (a division of ITT) where he was responsible for various operating divisions. Mr. Gaviola is on the Board of Directors and the Director of Finance of the Montauk Pt. Lighthouse Museum. He has in the past served on numerous community and charitable boards on the east end of Long Island. The Board of Directors believes Mr. Gaviola is qualified to serve on the Board due to his particular understanding of the Company’s market and customer base garnered from his lifelong presence on eastern Long Island. Mr. Gaviola holds a BS in economics and business from the University of Rhode Island and completed a graduate course at the ABA Stonier Graduate School of Banking at the Wharton School of the University of Pennsylvania (Capstone Project being completed). Mr. Gaviola holds Series 7 and Series 66 licenses.

Mr. Meyer was a Partner in the law firm, Meyer Meyer and Keneally, Esqs., LLP, from 1983 to 2013, and has been Of Counsel to the firm since 2014. Mr. Meyer specializes in trust and estate matters. He is also a Certified Public Accountant licensed in New York (status inactive). Mr. Meyer has prior experience in tax and audit with the former “big eight” public accounting firms of Arthur Andersen & Co. and Peat Marwick Mitchell (predecessor to KPMG). Mr. Meyer is a Trustee of St. Anthony’s High School, located in Suffolk County. The Board of Directors believes that Mr. Meyer is qualified to serve on the Board due to his knowledge of the law and accounting and his civic involvement and prominence in Suffolk County, Long Island. Mr. Meyer received his BS in accounting from Providence College and his JD from Hofstra University Law School.

Mr. Stark is Vice President of Foxwood Corporation, one of the largest manufactured-home community development and management companies in the Company’s primary market area, a position he has held since 1994. Prior to his current position, Mr. Stark held various engineering positions with industrial machinery and optic companies. A lifelong resident of eastern Long Island, the Board of Directors believes that Mr. Stark is qualified to serve on the Board because he brings a thorough knowledge of the local economy as well as an analytical understanding of business problems to influence his advice to his colleagues on the Board of Directors. Mr. Stark holds a BS in mechanical engineering from Northeastern University.

Executive Officers

The names, ages and positions of the current executive officers of the Company and the Bank are as follows:

CURRENT EXECUTIVE OFFICERS
Name	Age at May 17, 2016	Position (and Served Since)
Howard C. Bluver	60	President and Chief Executive Officer of the Company and the Bank since 2011.
Brian K. Finneran	58	Executive Vice President and Chief Financial Officer of the Company and the Bank since 2012.
Christopher J. Hilton	38	Executive Vice President and Chief Credit Officer of the Company and the Bank since March 2015; Senior Vice President and Deputy Chief Credit Officer of the Bank from June 2014 to March 2015.
Jeanne P. Kelley	56
Executive Vice President and Chief Risk Officer of the Company and the Bank since 2013; Senior Vice President and Risk Manager of the Company and the Bank from 2011 to 2013: Senior Vice President and Risk Manager of the Bank from 2002 to 2011; Senior Vice President, Consumer Loan Division of the Bank from 1996 to 2002; prior thereto various credit related positions in the Bank.

Anita J. Nigrel	54
Executive Vice President and Chief Retail Officer of the Company and the Bank since July 2015; Senior Vice President, Retail Operations of the Bank from 2003 to 2015; Regional Vice President of the Bank from 1998 to 2003; prior thereto held various branch management positions within the Bank’s branch network from 1989 to 1998.

Michael R. Orsino	65	Executive Vice President and Chief Lending Officer of the Company and the Bank since 2012.
James R. Whitehouse	54
Executive Vice President, Retail Sales, Residential, Multi-Family and Mixed-Use Lending for the Company and the Bank since January 2015; Executive Vice President, Residential, Multi-Family and Mixed-Use Lending for the Company and the Bank since June 2014; Senior Vice President and Department Head of the Bank’s Residential Mortgage and Multi-Family Lending Group from 2012 to 2014.

Mr. Bluver’s biography is included under “Directors Continuing in Office” above.

Mr. Finneran’s biography is included under “Director Nominees” above.

Mr. Hilton has served as Executive Vice President and Chief Credit Officer of the Company and the Bank since March 2015. From June 2014 through his recent appointment, Mr. Hilton held the role of Deputy Chief Credit Officer. Prior to joining the Company, Mr. Hilton served as Executive Vice President of Empire National Bank, and was the Chief Credit Officer from 2007 to 2014. Prior to 2007, Mr. Hilton served as Vice President and Commercial Loan Officer for New York Commercial Bank for six years.

Ms. Kelley has served as Executive Vice President and Chief Risk Officer of the Company and the Bank since 2013. From 2011 to 2013, Ms. Kelley served as Senior Vice President, Risk Manager of the Company and the Bank, and from 2002 to 2011 as Senior Vice President and Risk Manager of the Bank with responsibility for Compliance and Bank Secrecy. From 1996 to 2002, Ms. Kelley served as Senior Vice President, Consumer Loan Division of the Bank. Prior thereto, Ms. Kelley held various credit-related positions with the Company.

Ms. Nigrel has served as Executive Vice President and Chief Retail Officer since 2015. From 2003 to 2015, Ms. Nigrel served as Senior Vice President, Retail Operations with responsibility for Branch Operations, Loan

Operations, and Physical Security. From 1998 to 2003, Ms. Nigrel served as Regional Vice President of the Bank, managing the Wading River Branch and a region of six other branch locations. From 1989 to 1998, Ms. Nigrel held various branch management positions within the Bank’s branch network.

Mr. Orsino has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since 2012. Prior to joining the Company, Mr. Orsino was President of Key Bank Hudson Valley/Metro NY District from 2007 to 2011 and President of Key Bank Capital Region District from 2005 to 2007. From 2003 to 2005, Mr. Orsino was the National Retail and Business Banking Sales Executive for Key Bank. Prior to 2003, Mr. Orsino served in various executive positions with Key Bank, including President of Key Bank’s Long Island District and Executive Vice President of Key Bank’s East Region Retail Banking Division.

Mr. Whitehouse has served as Executive Vice President, Residential, Multi-family and Mixed-Use Lending for the Company and the Bank since June 2014. In January of 2015, Mr. Whitehouse was given the additional responsibility of managing Retail Sales for the Bank. From 2012 to 2014, Mr. Whitehouse was Senior Vice President and Department Head of the Bank’s Residential Mortgage and Multi-Family Lending Group. Prior to joining the Bank, Mr. Whitehouse was a partner with the Mortgage Capital Group in Bayport, New York, where he brokered commercial mortgages for a highly selective group of top quality lenders. Mr. Whitehouse also served as Senior Vice President and East Coast Sales Director for the multi-family division of Washington Mutual Bank, Regional Vice President for GreenPoint Bank and Northeast Regional Sales Director for GreenPoint Mortgage Co.

Board Leadership Structure and Role in Risk Oversight

The Company currently has separate individuals serving in the roles of Chairman of the Board of Directors and Chief Executive Officer of the Company. The Board of Directors currently believes that separating the two positions enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the Board of Directors’ independence from management. However, the Board of Directors believes that Board governance requires a dynamic approach and may determine in the future that the same individual should serve in the role of Chief Executive Officer and Chairman of the Board.

The entire Board of Directors is engaged in risk oversight. The Board of Directors is assisted in its risk oversight by the Audit Committee, which reviews, considers, monitors and addresses risk management issues and concerns. The Chief Risk Officer attends Audit Committee meetings and discusses the Company’s risk profile and risk management program with the Committee. Reports are provided to the Audit Committee and the Board of Directors to assist in risk oversight. Other committees of the Boards of Directors of the Company and the Bank monitor specific risks. The Compensation Committee of the Company monitors risk arising from compensation policies and practices, the Asset Liability Committee of the Bank monitors interest rate and liquidity risk and the Compliance Committee of the Bank monitors regulatory compliance.

Transactions with Related Persons

Some of the nominees, directors continuing in office, and executive officers of the Company, as well as members of their immediate families and the corporations, organizations, trusts and other entities with which they are associated, are also customers of the Bank in the ordinary course of business. They may also be indebted to the Bank in respect of loans of $120,000 or more. It is anticipated that these people and their associates will continue to be customers of, and indebted to, the Bank in the future. All loans extended to such individuals, corporations and firms (1) were made in the ordinary course of business, (2) did not involve more than normal risk of collectability or present other unfavorable features, and (3) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. All such loans are reviewed and approved by the full Board of Directors of the Bank. At present, none of these loans to nominees, directors continuing in office, executive officers or their associates is non-performing.

We have adopted a policy concerning related party transactions. Pursuant to this policy, the Nominating and Governance Committee reviews all related party transactions between the Company and any of its directors, officers, holders of more than five percent of our common stock or their family members or in which any of such persons directly or indirectly is interested or derives a benefit. The Nominating and Governance Committee determines whether a particular transaction serves the best interests of the Company and its shareholders and approves or disapproves the transaction. In addition, the Company has a Code of Business Conduct and Ethics for its directors, officers and employees which, among other things, requires that such individuals avoid conflicts of interest. We also have adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation,

By-Laws and respective charters of the Board committees, form the framework for our governance. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on the Company’s website at www.scnb.com.

Director Independence

The Nominating and Governance Committee assesses and advises the Board of Directors of its assessment of the independence of both current and prospective directors in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and the applicable listing requirements of the New York Stock Exchange (“NYSE”). Pursuant to these independence standards, a director must not have a relationship with the Company, other than as a director, which would interfere with the director’s exercise of independent judgment. The Board of Directors conducted an annual review of independence. During this review, the Board considered transactions and relationships during the prior year between each director and any member of his immediate family and the Company and its subsidiaries, affiliates and equity investors, including those reported above under the caption, “Transactions with Related Persons.” The purpose of the review was to determine whether any such relationship was inconsistent with a determination that the director is independent. As a result of this review, and on the recommendation of the Nominating and Governance Committee, the Board of Directors has made a determination of the independence of each of the Company’s directors, nominated or continuing in office, and concluded that a majority of the Board of Directors is independent.

The Board of Directors has determined that James E. Danowski, Joseph A. Gaviola, Edgar F. Goodale, David A. Kandell, Terence X. Meyer, Ramesh N. Shah and John D. Stark, Jr. are independent. The Board of Directors has determined that Steven M. Cohen, who retired from the Board of Directors of the Company and the Bank on May 11, 2015, was also independent. Messrs. Bluver and Finneran are not independent because they are executive officers of the Company.

In determining the independence of Messrs. Danowski and Kandell, the Board of Directors considered the fees that Mr. Danowski’s accounting firm, Cullen & Danowski, LLP, and Mr. Kandell’s accounting firm, Kandell, Farnworth & Pubins, CPA’s, PC, received in 2014 and prior years for completing and filing fiduciary tax returns on behalf of trusts for which the Bank was trustee (prior to the sale of its wealth management business in 2014). The services provided by the accounting firms were provided to the trusts and the fees were paid out of the income of the trusts. The use of these accounting firms pre-dates Mr. Danowski’s and Mr. Kandell’s service as directors of the Company. The Board of Directors determined that the prior fees paid to the accounting firms with which Messrs. Danowski and Kandell are associated do not interfere with the exercise of independent judgment and concluded that Messrs. Danowski and Kandell are independent.

In determining the independence of Mr. Gaviola, the Board of Directors took into account that Mr. Gaviola is the President and sole shareholder of Chris-Nic Properties, Inc. (“Chris-Nic”), the landlord of the Bank’s former Montauk Dock branch, located in Montauk, New York. In December 2013, after receiving approval from the Board of Directors and with Mr. Gaviola abstaining from voting, the Bank and Chris-Nic entered into a lease termination agreement providing for the early termination of the Montauk Dock branch lease effective February 28, 2014. In consideration of the early termination of the lease, on February 28, 2014, the Bank paid Chris-Nic a lease termination fee of $145,148, which was determined by the Board of Directors to be appropriate after considering the remaining term of the lease and the terms of other lease termination agreements entered into by the Bank with landlords unaffiliated with the Company. The Board of Directors concluded that the prior landlord-tenant relationship and the lease termination payment to Chris-Nic do not interfere with the exercise of Mr. Gaviola’s independent judgment and concluded that Mr. Gaviola is independent.

In determining the independence of Mr. Meyer, the Board of Directors took into account that Mr. Meyer is Of Counsel to the law firm of Meyer Meyer and Keneally, Esqs., LLP. The law firm has represented the Bank in connection with closings of certain commercial real estate loans, the fees of which are paid by borrowers. In addition, the firm has represented the Bank in certain tax certiorari proceedings and received fees from the Bank in 2014 and prior years. Meyer Meyer & Keneally, Esqs., LLP did not receive any fees from the Bank in 2015. The Bank’s use of the law firm, Meyer Meyer and Keneally, Esqs., LLP, pre-dates Mr. Meyer’s service as a director of the Company. The Board of Directors concluded that the prior fees paid to Meyer Meyer and Keneally, Esqs., LLP and the nature of the relationship between Meyer Meyer & Keneally, Esqs., LLP and the Bank do not interfere with the exercise of Mr. Meyer’s independent judgment and concluded that Mr. Meyer is independent.

Board Committees

The Boards of Directors of each of the Company and the Bank have standing Audit, Nominating and Governance, and Compensation Committees, composed as follows:

COMMITTEE MEMBERSHIP
Audit	Nominating and Governance	Compensation
David A. Kandell, Chairman	Edgar F. Goodale, Chairman	Joseph A. Gaviola, Chairman
James E. Danowski	James E. Danowski	Terence X. Meyer
Joseph A. Gaviola	David A. Kandell	Ramesh N. Shah
Edgar F. Goodale		John D. Stark, Jr.

The Audit Committee operates under a formal charter which is available on the Company’s website at www.scnb.com. The Audit Committee performs the functions described below under “Report of the Audit Committee.” The Board of Directors has determined that all of the members of the Audit Committee are “independent” and financially literate as required by the applicable listing standards of NYSE and other applicable rules. The Board has also determined that Messrs. Danowski and Kandell are “audit committee financial experts,” and have the requisite accounting or related financial management expertise under the listing standards of the NYSE. None of the members of the Audit Committee serve on more than three audit committees, including that of the Company. The Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Nominating and Governance Committee operates under a formal charter which is available on the Company’s website at www.scnb.com. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members; (2) recommend to the Board the director nominees for the next annual meeting of shareholders; (3) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (4) lead the Board in its annual review of the Board’s performance; and (5) recommend to the Board director nominees for each committee. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” under the applicable listing standards of NYSE.

The Compensation Committee operates under a formal charter which is available on the Company’s website at www.scnb.com. The Compensation Committee is appointed by the Board of Directors and its functions are to discharge the Board’s responsibilities relating to the Company’s compensation and benefit plans and practices and to produce an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement. The Compensation Committee reviews, at least annually, compensation policies of the Company and makes recommendations to the Board of Directors. The Board of Directors has determined that all members of the Compensation Committee are “independent” as required by the applicable listing standards of NYSE and other applicable rules. The Compensation Committee has engaged Pearl Meyer (“PM”) to provide advisory services related to executive and director compensation. PM reports directly to the Compensation Committee and is evaluated by the Compensation Committee on an annual basis. The Compensation Committee assessed the independence of PM and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NYSE.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee operates pursuant to a charter whose adequacy is reviewed and reassessed by the Audit Committee on an annual basis. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements; the Company’s accounting and financial reporting principles; and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by:	David A. Kandell, Chairman of the Committee; James E. Danowski; Joseph A. Gaviola; Edgar F. Goodale.

The information contained in the Report of the Audit Committee is not deemed filed for purposes of the Exchange Act, shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of independent directors Gaviola (Chairman), Meyer, Shah and Stark. No Compensation Committee member was, during the last completed fiscal year, an officer or employee of the Company, or was formerly an officer of the Company. No executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Compensation Committee or the Board of Directors, or serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

Board Meetings

The Board of Directors has chosen to conduct its executive sessions, which include only directors deemed to be independent, at least two times annually, chaired by the Chairman of the Board.

The Board of Directors met 12 times during the fiscal year ended December 31, 2015; the Audit Committee met four times; the Compensation Committee met twice; and the Nominating and Governance Committee met twice. The Board of Directors expects that directors attend a minimum of 75 percent of the regular and special meetings of the Board of Directors, unless granted leave for illness or personal reasons, and directors are strongly encouraged to attend the annual meeting of shareholders. All directors then serving attended the most recent annual meeting of the shareholders held on May 12, 2015. No director attended fewer than 75 percent of the number of meetings of the Board of Directors and the committees on which such director served that were held during the period he served in 2015.

Director Nomination Process

The Nominating and Governance Committee has a policy to encourage shareholders, as well as directors, employees, and other stakeholders in the Company, to submit candidates for the Nominating and Governance Committee’s consideration. Submissions may be made at any time in writing, but to be considered by the Nominating and Governance Committee for nomination at the 2017 annual meeting should be submitted by December 19, 2016, to:

Chairman, Nominating and Governance Committee
c/o Corporate Secretary
Suffolk Bancorp
4 West Second Street
P.O. Box 9000
Riverhead, New York 11901

The Nominating and Governance Committee makes no representation that it will recommend to the Board of Directors a candidate as a nominee, but will consider all individuals whose names are submitted. All candidates for nominee, regardless of the source of submission, will be evaluated under the same criteria. Accordingly, candidates for director of the Company should be, at a minimum:

•	growing in prominence or already prominent, respected, with good contacts in the communities the Company serves;
•	experienced and successful in business, finance, or administration;
•	familiar with fiduciary responsibility;
•	of high moral character and integrity;
•	free from conflicts of interest that would prevent the fulfillment of the director’s duties to the Company; and
•	able to read and understand bank financial statements.

The members of the Nominating and Governance Committee consider the professional experience, education, independence and other diverse factors in the director nomination process; however, the Nominating and Governance Committee does not have any formal policy regarding the diversity of the Board of Directors.

At present, the Nominating and Governance Committee does not use third parties to help identify nominees for the Board of Directors, although it reserves the right to do so in the future. Candidates for nominee may be suggested by the directors, members of management, other employees, shareholders, customers or members of the communities the Company serves. The current director nominees were identified as being qualified director candidates by the Board of Directors.

Director Resignation Policy

The Board of Directors has adopted a Director Resignation Policy. The Director Resignation Policy applies to the annual election of directors in which the number of director nominees equals or is less than the number of board seats being filled, i.e., an uncontested election of directors. In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation for consideration by the Nominating and Governance Committee. After due consideration, the Nominating and Governance Committee will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. The Nominating and Governance Committee, in determining its recommendation, and the Board of Directors, in determining whether to accept the recommendation of the Nominating and Governance Committee, will consider all factors deemed relevant. If the director’s resignation is rejected, the Company will publicly disclose the Board of Directors’ decision, together with an explanation of the process by which the decision was made and the reasons for rejecting the tendered resignation. This Policy does not apply in contested elections.

Shareholder Communications and Proposals

Shareholders are encouraged to communicate with the Board of Directors whenever they believe it is important to do so. Communications should be designated on the outside of the envelope in which they are sent as being intended for the full Board of Directors or for the sole consideration of directors who are not also part of management, and can be sent to the Board of Directors as follows:

The Board of Directors (or Non-management Directors)
c/o Corporate Secretary
Suffolk Bancorp
4 West Second Street
P.O. Box 9000
Riverhead, New York 11901

All such communications from bona fide shareholders will be forwarded to the designated directors upon the sender’s confirmation as a shareholder.

Shareholder proposals to be considered at an annual meeting must be submitted in a timely fashion. Shareholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for the

2017 annual meeting of the shareholders must be received by the Company at its principal executive offices no later than December 7, 2016. Any such proposals, as well as any questions about them, should be directed to the Secretary of the Company. Shareholder proposals for the 2017 annual meeting of shareholders submitted outside of the processes of Rule 14a-8 of the Exchange Act must be, and will be considered untimely unless they are, (i) in the case of nominations for election to the Board of Directors, delivered or mailed to the President of the Company not less than 14 days nor more than 50 days prior to the date of the 2017 annual meeting (or no later than the close of business on the seventh day following the date on which notice of the meeting is mailed, if less than 21 days’ notice of the 2017 annual meeting is given to shareholders), and (ii) in the case of other shareholder proposals, delivered to the Company no later than February 16, 2017. In the case of nominations for election to the Board of Directors, shareholder proposals must comply with the requirements of the Company’s By-Laws, which are available on the Company’s website at www.scnb.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires executive officers, directors, and persons who beneficially own more than 10 percent of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by SEC regulations to furnish the Company with copies of these reports. SEC rules require the Company to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on the Company’s review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, the Company believes that, during fiscal year 2015, its directors, executive officers and 10 percent shareholders complied with all Section 16(a) filing requirements, except that one Form 4, which reported a transaction on August 25, 2015 to acquire 3,000 shares of the Company’s common stock, was filed September 12, 2015 for Mr. Goodale.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, policies and practices with respect to the following individuals included in the “Summary Compensation Table” on page 28, referred to collectively as the “named executive officers” or “NEOs.”

•	Howard C. Bluver — Director, President and Chief Executive Officer
•	Brian K. Finneran — Director, Executive Vice President and Chief Financial Officer
•	Michael R. Orsino — Executive Vice President and Chief Lending Officer
•	Jeanne P. Kelley — Executive Vice President and Chief Risk Officer
•	Christopher J. Hilton — Executive Vice President and Chief Credit Officer

In addition to the Compensation Discussion and Analysis, the compensation and benefits provided to our NEOs in 2015 are set forth in detail in the “Summary Compensation Table” and other tables that follow this Compensation Discussion and Analysis, as well as in the footnotes and narrative material that accompany those tables.

EXECUTIVE SUMMARY

Summary of our Pay Philosophy

The Company’s executive compensation philosophy is to pay for performance in a risk-appropriate fashion. The Company balances short- and long-term and fixed and variable compensation through base salary, cash incentives and equity awards. Base salaries are established considering the nature of an executive’s position and his or her individual performance and contributions over time. The Company’s Executive Incentive Plan (“EIP”) provides incentives to NEOs tied to individual and Company performance during the course of the year. Incentive targets are established for each NEO and incentives are paid in a combination of cash and restricted shares according to success in achieving those targets. Long-term incentive awards, granted in the form of restricted shares, promote a culture of stock ownership and align the interests of the NEOs with those of stockholders, with the ultimate goal of creating sustained shareholder value.

Overall Business Results

2015 was another strong year for the Company, continuing on a path of accelerated growth and solid financial results. Among the key accomplishments of 2015 were:

•	Strong reported net income of $17.7 million or $1.49 per diluted common share in 2015, compared to $15.3 million or $1.31 per diluted common share in 2014. Excluding the after-tax impact of the $1.4 million fourth quarter systems conversion expense, net income in 2015 would have been $18.8 million or $1.59 per diluted common share.
•	Lending businesses continued to perform exceedingly well, with total loans increasing by $311 million, or 22.9% to $1.67 billion, compared to the end of 2014.
•	Total deposits were $1.781 billion, compared to $1.556 billion at the end of 2014, an increase of $225 million or 14.4%. 46% of total deposit growth in 2015 came from increases in non-interest bearing demand deposits, which grew by $104 million during the year, from $684 million to $788 million, a 15.3% increase.
•	44% of total deposits were demand deposits at the end of 2015, resulting in an extraordinarily low cost of funds of 21 basis points.
•	Credit quality remains strong and continued to improve throughout 2015. Total non-accrual loans were $5.5 million, or 0.33% of total loans, compared to $13 million, or 0.96% of total loans, in 2014.
•	The Company’s stock price was up 115% for the three-year period, January 1, 2013 to December 31, 2015.

Similar to last year, the Company continues to expand its geographic footprint and deliver solid financial results despite a continued low interest rate environment, regulatory compliance costs, and investments made to further its geographic expansion.

Summary of 2015 Compensation Actions and Awards

Shareholder Engagement

At the Company’s 2015 annual shareholders’ meeting, we held an advisory, non-binding shareholder vote on the 2014 compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Shareholders overwhelmingly supported this proposal, with 94% approval. We believe this level of support confirms that our executive compensation program is well structured and the actions that were taken were appropriate.

In an ongoing effort to understand shareholder preferences, the Company continued extensive shareholder engagement throughout the year with its major institutional investors on a range of matters. The discussions were very positive given the Company’s strong financial performance and the implementation of executive compensation best practices last year. The single most common area of feedback this year concerned promoting stock ownership by the Board and senior management team in order to further align the interests of shareholders, management and the Board. In response to this feedback, the Company took several steps:

✓	Required All NEOs to Receive a Portion of Incentive Compensation in Stock. All NEOs are now required to receive 25% of their annual incentive compensation in restricted stock that vests over two years, with 25% of those shares vesting every six months.
✓	Required Directors to Use a Portion of Their Retainer to Purchase Company Stock. Each independent director of the Company must now use 25% of their cash retainer to purchase Company stock at current market prices.

In addition, we continued the following executive compensation best practices, which were implemented last year:

✓	Incorporated a More Rigorous Incentive Compensation Determination Process. The Company established financial and strategic goals for each NEO at the beginning of 2015. In determining awards in early 2016, the Compensation Committee reviewed performance against the established parameters and approved cash and equity awards that were in line with the results.
✓	Implemented a Cap on Incentive Awards. Historically, the Compensation Committee has had the latitude to approve cash incentive awards that may exceed “stretch” payouts in a given year should performance warrant. The Compensation Committee determined to not use discretion to exceed previously established stretch payouts, regardless of performance.
✓	Allocated More Compensation in Equity Awards. The Company incorporated restricted stock into the executive compensation mix as a component of both the short- and long-term incentive compensation plans. This better aligns the interests of management with stockholders and also minimizes potential dilution relative to other long-term incentive instruments.

The Company welcomes and appreciates regular feedback on executive compensation matters. We plan to carefully consider the results of this year’s non-binding vote on our executive compensation program.

2015 Compensation Awards

The Company’s 2015 compensation actions reflect our successful performance as a Company and the achievements of the individual executives. In making incentive compensation determinations for 2015, the Compensation Committee considered multiple factors, including overall Company and segment financial performance, achievement of or progress towards strategic initiatives, and individual performance and accomplishments.

•	Base Salary Adjustments. Messrs. Bluver, Finneran, Orsino, Hilton and Ms. Kelley received merit increases of 2.3%, 3.3%, 3.8%, 4.65% and 5.0% respectively, in 2015. Mr. Hilton also received a promotional increase of 2.22% in 2015.
•	Annual Incentive Awards. The Compensation Committee awarded incentives to each of the NEOs in 2016 under the EIP reflecting our 2015 key accomplishments cited above, as well as individual performance achievements. For details regarding the EIP and the determination of payments under the EIP, see pages 19 to 24.
•	Restricted Stock Awards. Messrs. Bluver, Finneran, Orsino, Hilton, and Ms. Kelley were awarded restricted stock in the amounts of 6,300, 4,500, 3,500, 1,100, and 2,000 shares of Common Stock,

respectively. These restricted stock awards vest in equal installments annually over three years following the grant date. For details of the grants, see pages 24 to 25 and the “Grants of Plan-Based Awards” table on page 29. In addition, a portion of the NEOs’ EIP award for 2015 was awarded in the form of restricted stock, as described on pages 19 to 24.

Ongoing Shareholder Friendly Programs and Designs

In addition to the changes identified above, the Company has many ongoing shareholder friendly executive compensation programs, practices and protocols, including, but not limited to, the following:

•	The Compensation Committee is comprised entirely of independent members, and the Compensation Committee engaged its own independent compensation consultant in 2015.
•	The Company compares its compensation practices relative to a peer group selected by its independent compensation consultant and survey data to ensure that its programs are competitive and consistent with market practices.
•	The Company does not pay tax gross-ups to our NEOs with respect to “golden parachute” excise taxes.
•	The Company does not have a history of re-pricing equity incentive awards, and is not permitted to re-price equity incentive awards without shareholder approval under its equity incentive plan.
•	The Company has a securities trading policy that discourages directors, officers and employees from purchasing Company securities on margin, short selling Company securities and buying derivatives on Company securities.
•	The Company has established minimum stock ownership requirements for its NEOs.
•	The Company has adopted claw-back policies with respect to its incentive compensation plans.
•	The Company attempts to balance both short- and long-term incentives to effectively align our pay with annual operating results and long-term business success and mitigate excessive risk-taking.
•	The Company does not maintain supplemental executive retirement plans for the exclusive benefit of the NEOs, and does not match or supplement deferrals under its nonqualified deferred compensation plan.

DETAILED COMPENSATION PROGRAMS, PROCESSES AND ACTIONS

NEO Compensation Philosophy and Objectives

The Company’s overarching compensation philosophy is to pay for performance in a risk-appropriate fashion. The key objectives of the Company’s compensation programs are to attract and retain qualified, talented individuals to fill key positions and to compensate our NEOs at fair and competitive levels in order to encourage them to work to increase the net worth of the Company, and ultimately shareholder value.

We pursue these objectives by:

•	Providing competitive pay opportunities, with actual pay outcomes highly dependent on individual and Company performance;
•	Balancing fixed and variable compensation by providing a competitive salary and benefits package, as well as meaningful variable cash and equity compensation; and
•	Balancing short- and long-term compensation through performance-based annual bonuses awarded in the form of cash and restricted stock, as well as long-term incentive compensation in the form of restricted stock awards.

How We Make Decisions Regarding NEO Compensation

The Compensation Committee, with the support of its independent compensation consultant Pearl Meyer (“PM”) and Management, determines executive compensation programs, practices, and levels. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee and its partners consider data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee

The members of the Company’s Compensation Committee are Chairman Joseph A. Gaviola, Terence X. Meyer, Ramesh N. Shah and John D. Stark, Jr., each of whom is an “independent director” under applicable NYSE listing rules, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Mr. Meyer replaced James E. Danowski, who served as a member of the Compensation Committee up until May 11, 2015. The Compensation Committee determines and approves the salaries, cash and equity incentive awards, benefits and employment policies of the Company as they relate to the NEOs and recommends for approval by the Board, the Chief Executive Officer’s salary, cash and equity incentive awards, benefits and employment policies of the Company as they relate to the Chief Executive Officer. The Compensation Committee administers the equity-based plans of the Company and makes recommendations to the Board concerning the adoption and amendment of cash- and equity-based incentive compensation plans.

The Compensation Committee has the sole authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is assessed by the Compensation Committee prior to selecting or receiving advice from the advisor.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Company. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the NEOs (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer, whose assessment is presented to the Compensation Committee. The Compensation Committee reviews performance of the NEOs on an annual basis and examines each named executive officer’s base salary and cash and equity incentive awards at such time. Further information concerning these determinations is included below.

Role of Management

Key members of the Company’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed decisions with respect to compensation matters that affect the Company’s operations and shareholder returns. Finally, the Company’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant

The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. Since 2012, PM has served as the Company’s outside advisor. In this role, PM helped design the Company’s executive incentive program, has reviewed the EIP and responds to questions from the Compensation Committee. PM reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with Management and the Chairman of the Compensation Committee. PM performed no services outside of those related to executive and director compensation for the Company in 2015. The Compensation Committee assessed the independence of PM and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NYSE.

Role of Market Data/External Comparisons

In addition to many other factors considered by the Compensation Committee, it takes into account the compensation practices of comparable companies in formulating the compensation program.

The following companies were selected by PM in 2013 and comprise the Company’s current peer group.

• Arrow Financial Corporation	• Hudson Valley Holding Corp.*
• BCB Bancorp, Inc.	• Lakeland Bancorp, Inc.
• Berkshire Bancorp Inc.	• Peapack-Gladstone Financial Corporation
• Bridge Bancorp, Inc.	• Republic First Bancorp, Inc.
• Bryn Mawr Bank Corporation	• Sterling Bancorp*
• Center Bancorp, Inc.*	• Sun Bancorp, Inc.
• Financial Institutions, Inc.	• Unity Bancorp, Inc.
• First of Long Island Corporation	• Univest Corporation of Pennsylvania

* Subsequent to the PM analysis, (i) Center Bancorp, Inc. merged with ConnectOne Bancorp, Inc. The combined company is now named ConnectOne Bancorp, Inc., and (ii) Sterling Bancorp acquired Hudson Valley Holding Corp.

This group of peer companies was selected using the following criteria: banks that are publicly traded and subject to public reporting requirements regarding executive compensation, banks with approximately one-half to two times the total assets of the Company, banks headquartered in New York, New Jersey or Pennsylvania, and banks that represent established commercial entities (i.e., generally excluded companies traded on pink sheets, thrifts, etc.).

The Company also participates in comparison surveys conducted by independent firms that provide additional summary compensation data in return for the Company’s participation. The Company participated on a paid basis in the 2015 Banking Compensation Survey Report conducted by PM for the New York Bankers Association and the 2015 McLagan Survey for the Northeast Region.

In addition, on a periodic basis, the Board compares the Company’s operating results and market performance to the commercial banking industry as a whole, all banking companies in the New York metropolitan area, all banking companies of similar size nationwide, and selected regional competitors. The Compensation Committee uses this information to evaluate the reasonableness of its compensation to NEOs.

The Compensation Committee does not apply peer group and survey data in a formulaic manner to determine the compensation of its NEOs. Rather, the peer group and survey data represents one of several factors that the Compensation Committee considers in a holistic assessment when making compensation decisions.

Overview of Compensation Program Elements

Material Elements

The Compensation Committee endeavors to achieve a balance between short- and long-term compensation and uses a mix of cash and equity to compensate its NEOs. Material elements of 2015 compensation include base salary; annual cash and equity-based bonuses; and restricted stock. Set forth below is a summary of the purpose and performance orientation of the material elements of the Company’s compensation program in 2015.

Element	Purpose	Performance Orientation
Base Salary	Provide competitive, fixed compensation to attract and retain qualified, talented executives.	Adjustments to base salary reflect the individual’s overall performance, as well as contribution to the Company.
Annual Bonus (Executive Incentive Plan)	Encourage and reward annual financial, operational and strategic successes at the Company.
The entire award is performance-based. To further align the interests of management with shareholders, bonuses for NEOs are awarded 75% in cash and 25% in the form of Company restricted stock with a two-year total vesting period.

Restricted Stock	Foster an owner mentality and promote alignment between executives and shareholders.	The potential value of the award when it vests is contingent on the stock price at that time.

Relative Mix of Material Elements

The following charts depict the compensation mix of the Chief Executive Officer and the average of the other NEOs. It includes 2015 base salary, 2015 EIP cash awards, 2015 EIP restricted stock awards granted in February 2016, and long-term incentive grants provided in the form of restricted stock in 2015.

The following table presents how the Compensation Committee viewed 2015 compensation for our NEOs. It includes 2015 base salary, 2015 EIP cash awards, 2015 EIP restricted stock awards granted in February 2016, and long-term incentive grants provided in the form of restricted stock in 2015. These elements in combination comprise “Total Direct Compensation.” This table differs from the Summary Compensation Table on page 28 and is not a substitute for that table.

Named Executive Officer	Base Salary	EIP Award		LTI Award Restricted Stock	Total Direct Compensation	Total Direct Compensation (% Change vs. 2014)
		Cash	Restricted Stock
Howard C. Bluver	$445,000	$296,680	$98,887	$152,838	$993,405	-3.3%
Brian K. Finneran	$310,000	$174,378	$58,126	$109,170	$651,674	-3.5%
Michael R. Orsino	$270,000	$156,957	$52,296	$84,910	$564,163	-2.3%
Jeanne P. Kelley	$210,000	$74,823	$24,929	$45,520	$355,272	*
Christopher J. Hilton	$230,000	$59,947	$19,978	$25,036	$334,961	*

* J. Kelley and C. Hilton were not named executive officers in 2014

Other Elements

In addition, the Company provides the NEOs with the opportunity to participate in a voluntary, defined contribution plan and competitive severance benefits designed to provide security and limited perquisites, which are described further below. The Compensation Committee evaluates each element of compensation to align with the overall compensation philosophy and strategy.

Base Salary

Base salary represents the annual salary paid to each named executive officer. The Compensation Committee determines an individual’s base salary based on the nature of the position. In making such determination, the Compensation Committee utilizes a number of factors including responsibilities of the position, regional salary surveys, peer group results, industry guidelines, and regional economic conditions.

2015 Merit-based Salary Adjustments

•	Awarded Mr. Bluver a 2.3% merit increase to base salary effective February 2015.
•	Awarded Mr. Finneran a 3.3% merit increase to base salary effective February 2015.
•	Awarded Mr. Orsino a 3.8% merit increase to base salary effective February 2015.
•	Awarded Ms. Kelley a 5.0% merit increase to base salary effective February 2015.
•	Awarded Mr. Hilton a 4.65% merit increase to base salary effective February 2015 and a promotional increase of 2.22% in March 2015.

Annual Incentives

The Company maintains the EIP, which provides for cash and restricted stock awards to the NEOs for individual and Company performance during the course of the year. The EIP’s objectives are to:

•	Reward performance that supports the Company’s short- and long-term performance results.
•	Attract, retain and motivate executives with long-term business perspective.
•	Encourage a strategic perspective and team orientation.
•	Balance performance goals and incentives with appropriate risk management objectives.
•	Promote ownership of Company stock.

Each named executive officer has an incentive target under the EIP that is determined based on his or her role and which is approved by the Compensation Committee, or the Board with respect to the Chief Executive Officer. For 2015, the target incentive opportunities under the EIP were determined to be 50% of annual base salary for the Chief Executive Officer, Chief Financial Officer and Chief Lending Officer, 30% of annual base salary for the Chief Risk Officer, and 25% for the Chief Credit Officer. If all performance goals were satisfied at maximum, the Chief Executive Officer would have been eligible to earn up to 200% of his target incentive opportunity under the EIP and the other NEOs would have been eligible to earn up to 175% of their respective target incentive opportunities under the EIP. Furthermore, the 2015 EIP was awarded in a combination of 75% cash and 25% in restricted stock for each NEO.

In addition to the items disclosed under “Executive Summary” on pages 15 to 17, the Compensation Committee considered the success of each NEO in achieving his or her goals in 2015 for each of the following performance measures.

2015 EIP Structure and Awards

2015 was another successful year for the Company. Net income in 2015 was $17.7 million, compared to $15.3 million in 2014, a 15.6% increase. This achievement surpassed target goals for 2015. As a primary performance measure in the EIP, net income contributes significantly to the overall assessment and subsequent payout of cash and restricted stock awards for the NEOs. The Committee determined that net income was an appropriate metric to use for the EIP because it represented the profitability of the Company’s on-going business, and therefore is important to investors and well understood by participants. Net income carries the following weight as a percent of all performance measures for each named executive officer: Mr. Bluver, Ms. Kelley and Mr. Hilton, each (50%), Mr. Orsino (60%), and Mr. Finneran (75%). Financial and strategic goals for each NEO were determined at the beginning of 2015.

2015 Net Income Performance
Threshold Goal	Target Goal	Stretch Goal	Actual Performance	Actual Performance as a % of Target Goal
$12.7mm	$15.9mm	$19.1mm	$17.7mm	111%

In addition to being the primary performance measure of the 2015 EIP, net income performance for 2015 had to be above target for the portion of the 2015 EIP attributable to other performance goals to become payable above target. These other incentive measures were chosen to balance the net income measure, provide line of sight into each NEO’s area of responsibility, and provide an incentive to achieve other successes that are important. These other measures carried the following weight, in aggregate, as a percent of all performance measures for each NEO: Mr. Bluver, Ms. Kelley and Mr. Hilton, each (50%), Mr. Orsino (40%), and Mr. Finneran (25%). In certain instances, we do not disclose the targets due to competitive harm.

Mr. Bluver, Chief Executive Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Credit quality			✓	Exceeded projections in every measured credit metric:
• Non-performing loans decreased to $5.5 million at the end of 2015, or 0.33% of total loans, from $13.0 million, or 0.96% of total loans, at the end of 2014.
• Early delinquencies decreased year over year, to $1.0 million at the end of 2015, or 0.06% of total loans, from $1.4 million or 0.10% of total loans, at the end of 2014.
• Total criticized and classified loans decreased significantly year over year, to $21 million at the end of 2015 from $40 million at the end of 2014.
Core Operating Efficiency Ratio			✓	Core Operating Efficiency Ratio was above budgeted level: 64.9% in comparison to goal of 66.4%.
Loan Growth			✓	Loan Growth was 23% in 2015 compared to expectations in the mid to high teens.
Overall			✓

Given Mr. Bluver’s achievement on net income and these other performance measures, he was awarded $395,567 (178% of his target incentive opportunity) with respect to the 2015 EIP, payable $296,680 in cash and $98,887 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2015 EIP award was granted in February 2016 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2015.

Mr. Finneran, Chief Financial Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Core Operating Efficiency Ratio			✓	Core Operating Efficiency Ratio was above budgeted level: 64.9% in comparison to goal of 66.4%.
Net Interest Margin			✓	2015 Net Interest Margin was 3.98%, which exceeded budget.
Other (financial, operating, and investor relations goals)				•	Return on Average Assets at 0.89% and Return on Average Stockholders’ Equity at 9.27%, both of which were above budgeted expectations.
			✓	•	Oversaw the continued expansion of the Company’s analytical coverage by Wall Street firms.
				•	Exceeded role expectations by taking on management oversight of owned and leased facilities in addition to Finance, Treasury and Information Technology.
Overall			✓

Given Mr. Finneran’s achievement on net income and these other performance measures, he was awarded $232,504 (150% of his target incentive opportunity) with respect to the 2015 EIP, payable $174,378 in cash and $58,126 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2015 EIP award was granted in February 2016 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2015.

Mr. Orsino, Chief Lending Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Commercial Loan Growth			✓	Exceeded gross loans (closed) budget. Net loans growth of 20.1% versus 2014 fiscal year end.
Commercial Portfolio Credit Metrics			✓	Early delinquencies improved significantly from December 31, 2014. Criticized/classified loans improved by 47% to $21.4 million.
Sales and Marketing Results			✓	Deposit production exceeded the core deposit goal. DDA accounted for $41 million of the $69.6 million in core deposit production.
Western Expansion Results			✓	Long Island City office opened May 4, 2015 and achieved its loan goal.
Overall			✓

Given Mr. Orsino’s achievement on these performance measures, he was awarded $209,253 (155% of his target incentive opportunity) with respect to the 2015 EIP, payable $156,957 in cash and $52,296 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2015 EIP award was granted in February 2016 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2015.

Ms. Kelley, Chief Risk Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Human Resources			✓	•	Exceeded expense reduction targets.
				•	Upgraded technology to align with best practices and optimize efficiency.
Compliance			✓	•	Successfully maintained a strong compliance posture for the Company, achieved an “Outstanding” rating for the Community Reinvestment Act Exam performed during 2015.
				•	Successfully assessed and implemented new regulations as required.
Core System Conversion			✓	•	Strategic business partner; evaluating, assessing, and participating in matters which impact operational risk.
Risk Management			✓	•	Successfully enhanced the Risk Management Program to reflect current operations in conjunction with regulatory requirements.
				•	Successfully participated in the updates and monitoring of the annual Strategic and Capital Plans.
Overall			✓

Given Ms. Kelley’s achievement on net income and these other performance measures, she was awarded $99,752 (158% of her target incentive opportunity) with respect to the 2015 EIP, payable $74,823 in cash and $24,929 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2015 EIP award was granted in February 2016 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2015.

Mr. Hilton, Chief Credit Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Reduce Non-Accrual Loans			✓	•	Through successful workout arrangements, non-accrual loans fell 57% over the prior year, and were substantially reduced as a percentage of total loans from 0.96% to 0.33% of total loans.
Reduce Classified Loans as a percent of Total Risk-Based Capital			✓	•	Classified loans were substantially reduced, both from successful workouts and rating upgrades resulting from negotiated credit enhancements and Borrower performance.
				•	Classified loans as a percentage of Total Risk-Based Capital fell from 14.8% to 5.6%.
Successfully integrate into the Chief Credit Officer role			✓	•	Quickly and successfully transitioned into the CCO role in March, 2015.
				•	All audit ratings were highly satisfactory, with ALLL process enhancements, and asset quality improvements.
Overall			✓

Given Mr. Hilton’s achievement on net income and these other performance measures, he was awarded $79,925 (139% of his target incentive opportunity) with respect to the 2015 EIP, payable $59,947 in cash and $19,978 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2015 EIP award was granted in February 2016 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2015.

The annual cash and restricted stock awards are determined after the end of the fiscal year on which they are based.

Long-Term Incentives

Each year, in addition to the performance-based equity awards associated with the EIP, the Compensation Committee considers grants of long-term incentives to the NEOs, which in 2015 were awarded under the Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan (the “2009 Plan”).

Stock-based incentives are intended to align the interests of the individuals receiving grants with the interests of the Company’s shareholders. These equity awards provide for financial gain derived from appreciation in the Company’s stock price. In addition, equity awards have an employee retentive power. Further, stock-based awards are long-term performance instruments which effectively balance our total compensation program, including the balance between fixed and variable compensation, as well as the balance of short- and long-term incentives.

Restricted stock awards vest ratably over a three year period beginning on the first anniversary of the date of grant.

Stock options have not been awarded to the NEOs since 2013.

In addition to our annual granting practices, the Compensation Committee can also approve grants, as appropriate, for new hires and other special circumstances.

For specific grants to NEOs, the Compensation Committee considers a variety of factors, including:

•	Individual performance and future potential of the executive.
•	Market data related to long-term incentives.
•	The overall size of the equity grant pool and shares remaining available for grant under the Company’s equity incentive plan.
•	Award value relative to other Company executives.
•	The value of previous grants and amount of outstanding unvested equity awards.
•	The recommendations of the Chief Executive Officer, other than in connection with grants to the Chief Executive Officer.

2015 Long-Term Incentive Grants

Messrs. Bluver, Finneran, and Orsino were each granted restricted stock in June 2015; Ms. Kelley and Mr. Hilton were each granted restricted stock in February 2015. These awards vest ratably over three years. For more details see the “Grants of Plan-Based Awards” table on page 29.

Retirement Benefits

The Company maintains a 401(k) defined contribution plan, which is offered to the NEOs on the same terms as all employees of the Company that have at least one-half month of service, and who worked at least 40 hours. Those terms include contributions up to legal limits established by the Internal Revenue Service. Contributions may be matched at fifty percent up to six percent of salary and cash bonus.

Limited Executive Perquisites

Executive perquisites are not a significant component of the Company’s executive compensation program. NEOs are generally eligible for personal use of Company automobiles or an automobile allowance, which is designed to facilitate business travel and allow the NEOs to focus on business operations, as well as life insurance coverage on the same terms as are available to all employees. During 2015, none of the NEOs received perquisites and personal benefits from the Company in excess of $10,000, other than Mr. Bluver whose car allowance for 2015 was $9,600 and the IRS calculated value on Company-paid term life insurance was $2,322.

Severance

Each of our NEOs is eligible to participate in the Bank’s Severance Policy, a practice that is customary in the industry, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his or her bi-weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of 52 weeks of base salary. This severance payment is subject to the executive’s execution and non-revocation of a release of claims in favor of the Company and its affiliates.

For a quantification of these severance benefits, please see the subsection titled “Termination of Employment Without Cause” under the section “2015 Potential Payments Upon Termination of Employment or Change of Control,” below.

Change of Control Employment Agreements

Each of the NEOs is a party to a change of control employment agreement that would entitle him or her to severance payments and other benefits in the event of a qualifying termination of employment following a change of control of the Company. These arrangements are customary in our industry and are intended to attract and retain qualified executives that could have other job alternatives during times of uncertainty for the Company. In addition, the Company believes that these arrangements provide an incentive for the Company’s NEOs to successfully execute a change-of-control transaction from its early stages until closing and thereafter for the benefit of the Company’s shareholders. For a description and quantification of these change of control benefits, please see the section titled “2015 Potential Payments Upon Termination of Employment or Change of Control” on pages 31 to 32.

Other Programs, Policies, and Considerations

Stock Ownership

The Company believes in building deep and enduring linkages between the interests of management and shareholders. An important tool in creating this alignment is use of share awards and share ownership requirements for the Company’s directors and executive officers.

The Company believes it is important that each director and executive officer have a meaningful financial stake in the Company, represented by an investment in the Common Stock. In doing so, stock owners can share in the benefits and losses encountered by the Company.

Stock Ownership Requirements

The Company has adopted stock ownership requirements for its NEOs in order to align their interests with those of the Company’s shareholders. The Chief Executive Officer is required to hold Common Stock with a fair market value at least equal to two times his then annual base salary. Executive officers (other than the Chief Executive Officer)

are required to hold stock with a fair market value at least equal to one time his or her current annual base salary within five years of becoming an executive officer. Common Stock in which the individual has a pecuniary interest counts towards the minimum stock ownership requirements. Examples include shares owned directly by the individual, shares owned jointly with a spouse or family member and restricted stock. As of the date of this Proxy Statement, Mr. Bluver owns 60,791 shares of Common Stock which exceeds the ownership requirement. All other NEOs also meet their requirement, with the exception of Mr. Hilton who assumed his role in 2015. The Compensation Committee decides any issues concerning eligibility of shares toward the minimum stock ownership guidelines.

Stock Purchase Plans

To facilitate investment in the Company, the Company also maintains an employee stock purchase plan. All employees are also eligible to have any portion of their compensation, net of deductions, invested in Common Stock of the Company on the same terms. There is no Company match or premium contribution.

Claw-Back Policies

The Company has provisions in its incentive plans with respect to the adjustment or recovery of awards or payments if the relative performance measures upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of an award or payment. The Company will comply with any statutory claw-back requirements, including requirements under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). As of the date of this Proxy Statement, the SEC has not adopted final rules implementing the claw-back provisions under Dodd-Frank.

Tax Matters

The Company generally endeavors to structure its compensation in a manner intended to be deductible for purposes of the Internal Revenue Code. Nonetheless, the Company reserves the right to award compensation that may be non-deductible under Section 162(m) of the Internal Revenue Code in appropriate circumstances.

Accounting Considerations

The Company’s stock-based awards are accounted for under U.S. Generally Accepted Accounting Principles (“GAAP”). GAAP rules require us to calculate the grant date “fair value” of our equity awards using a variety of assumptions. This calculation is reported in the compensation tables that follow, even though our NEOs may never realize any value from these awards. GAAP rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option award or restricted share.

Securities Trading Policy

The Company has a securities trading policy whereby directors, officers and employees are not allowed to trade in Company securities while in possession of material, nonpublic information concerning the Company. This policy applies to all of the Company’s directors, officers and employees, including directors, officers and employees of subsidiaries and other affiliates. This policy also applies to information relating to any other company, including our competitors, customers or suppliers, obtained in the course of employment with or by serving as a director, officer or employee of the Company.

Enforcement mechanisms include mandatory trading windows and blackout periods to ensure that trading is not based on material, nonpublic information.

In addition, the Company’s securities trading policy prohibits all of the Company’s directors and officers (and their related parties) from engaging in any transaction which has the effect of hedging Company securities in order to reduce or eliminate downside risk and from pledging Company securities to secure any loan, whether or not the director or officer is in possession of material, nonpublic information concerning the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with Management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the last fiscal year.

Joseph A. Gaviola, Chairman
Terence X. Meyer
Ramesh N. Shah
John D. Stark, Jr.

Risk Assessment

The Compensation Committee has taken steps in the design of the Company’s compensation programs, including those programs covering our NEOs, to mitigate the potential of inappropriate risk taking by the Company’s employees. The following represent certain factors that mitigate inappropriate risk taking in our compensation programs:

•	Our compensation program for executives includes a balance of fixed and variable, short- and long-term compensation.
•	The Company has a defensible peer group which it uses as a reference to making compensation decisions.
•	Written annual plan documents are made available to all incentive plan participants.
•	Incentive plans contain a claw-back provision for restatement of earnings, fraud or misconduct.
•	Incentive payouts are made after the year-end compensation review process is completed.
•	The Board has oversight of incentive plans via the Compensation Committee and, where appropriate, the full Board.
•	The incentive bonus plans are subject to annual financial and Sarbanes-Oxley audits for accuracy and completion.
•	The Compensation Committee approves all cash incentive awards to executive officers.
•	The Compensation Committee approves all restricted stock or stock option grants to executive officers.

Based on the above, the Company has concluded that its compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole, and that, consequently, our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

The following table sets forth compensation to the NEOs for the years ended December 31, 2015, 2014, and 2013:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)(6)(7)(8)	Total
		($)	($)	($)	($)	($)	($)	($)
Howard C. Bluver	2015	460,577	370,333	—	296,680	—	23,951	1,151,541
President &	2014	433,077	157,570	—	217,505	—	20,562	828,714
Chief Executive Officer	2013	409,377	n/a	194,800	500,000	—	26,222	1,130,399

Brian K. Finneran	2015	320,385	174,787	—	174,378	—	18,945	688,495
Executive Vice President &	2014	298,846	112,550	—	196,883	—	16,435	624,714
Chief Financial Officer	2013	289,631	n/a	36,800	200,000	—	17,662	544,093

Michael R. Orsino	2015	278,846	141,764	—	156,957	—	17,826	595,394
Executive Vice President &	2014	257,692	90,040	—	170,646	—	13,837	532,215
Chief Lending Officer	2013	237,323	n/a	36,800	165,000	—	12,154	451,277

Jeanne P. Kelley(9)	2015	216,538	45,520	—	74,823	4,752	11,131	352,764
Executive Vice President &
Chief Risk Officer

Christopher J. Hilton(10)	2015	235,962	25,036	—	59,947	—	8,653	329,597
Executive Vice President &
Chief Credit Officer
(1) Base salary includes an extra payroll period in 2015 (27 payroll periods) given the start of the calendar year relative to the first payroll period.
(2) The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our NEOs in 2015. This includes (i) the annual award of long term incentives made in the form of restricted stock, provided in June 2015 to Messrs. Bluver, Finneran and Orsino, and in February 2015 to Mr. Hilton and Ms. Kelley, and (ii) the portion of the 2015 EIP awarded as restricted stock with respect to 2014 performance, provided in February 2015, as applicable. The value is equal to the grant date fair value closing price of the Company’s stock (based on the closing price per share on the grant date of $24.26 for the June 2015 awards and $22.76 for the February 2015 awards) multiplied by the amount of restricted stock for each named executive officer. In February 2016, the Company granted restricted stock awards to each NEO for their performance for 2015 under the EIP. Although such awards relate to 2015, due to SEC rules, they are not reflected in the Summary Compensation Table, which reflects awards actually granted in 2015.

(3) The amounts included in this column reflect the grant date fair value of stock option awards granted to our NEOs. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 8 to the consolidated financial statements filed with the SEC on Form 10-K for the respective fiscal year of the award.

(4) The amounts in this column are the dollar value of cash incentive awards earned under the EIP for 2015.
(5) Includes company matching contributions to 401(k) plan for each named executive officer.
(6) Includes IRS calculated life insurance value, use of a Company car or car allowance for Messrs. Bluver, Finneran, and Orsino, and dividends paid on previously awarded restricted stock. Also includes, for Mr. Hilton, the value of preferred stock in the Company’s real estate investment trust subsidiary.

(7) The total value of perquisites and personal benefits did not exceed $10,000 for any of the NEOs except for Mr. Bluver whose car allowance for 2015 was $9,600 and IRS calculated life insurance value for 2015 was $2,322.

(8) Includes retainer of $16,250 for services by Mr. Bluver as a Director of the Company in 2013. Payment of the annual retainer to the CEO was eliminated as of June 1, 2013.
(9) Ms. Kelley assumed the role of Executive Vice President and Chief Risk Officer on June 26, 2013.
(10) Mr. Hilton assumed the role of Executive Vice President and Chief Credit Officer on March 25, 2015.

Grants of Plan-Based Awards

At the annual meeting of shareholders on April 14, 2009, shareholders approved the 2009 Plan, a successor to the 1999 Stock Option Plan. The 2009 Plan has since been amended and restated after shareholder approval on April 29, 2014. The Company may grant incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock under the 2009 Plan.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Howard C. Bluver	—	83,438	166,875	333,750	—	—
	2/25/2015	—	—	—	9,556	217,495
	6/2/2015	—	—	—	6,300	152,838
Brian K. Finneran	—	58,125	116,250	203,438	—	—
	2/25/2015	—	—	—	2,883	65,617
	6/2/2015	—	—	—	4,500	109,170
Michael R. Orsino	—	50,625	101,250	177,188	—	—
	2/25/2015	—	—	—	2,498	56,854
	6/2/2015	—	—	—	3,500	84,910
Jeanne P. Kelley	—	23,625	47,250	82,688	—	—
	2/25/2015	—	—	—	2,000	45,520
Christopher J. Hilton	—	21,563	43,125	64,688	—	—
	2/25/2015	—	—	—	1,100	25,036
(1) The amounts included in these columns are with respect to the cash portion of the EIP awarded in 2015. In February 2016, the Company granted restricted stock awards to each NEO in recognition of their performance for 2015 under the EIP. Although such awards relate to 2015, due to SEC rules, they are not reflected in the Grants of Plan Based Awards Table, which reflects awards actually granted in 2015.

Under the 2009 Plan, the Compensation Committee determines the awardee and the amount of restricted stock. Restricted stock generally vests in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to continued employment. Restricted stock granted under the 2009 Plan in settlement of incentive opportunities under the EIP is subject to a two-year semi-annual vesting schedule.

Outstanding Equity Awards at Fiscal Year-End

The following table details outstanding equity awards held by the NEOs on December 31, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable		Unexercisable
Howard C. Bluver	33,334	(1)	16,666	(1)	10.79	12/30/2021	n/a		n/a
	13,334	(2)	6,666	(2)	18.14	8/6/2023	n/a		n/a
	—		—		—	—	4,666	(3)	132,281	(3)
	—		—		—	—	6,300	(4)	178,605	(4)
	—		—		—	—	7,167	(5)	203,184	(5)
Brian K. Finneran	20,000	(6)	—		13.13	2/3/2022	n/a		n/a
	3,334	(7)	1,666	(7)	14.03	2/4/2023	n/a		n/a
	—		—		—	—	3,333	(3)	94,491	(3)
	—		—		—	—	4,500	(4)	127,575	(4)
	—		—		—	—	2,162	(5)	61,293	(5)
Michael R. Orsino	20,000	(8)	—		12.44	3/9/2022	n/a		n/a
	3,334	(7)	1,666	(7)	14.03	2/4/2023	n/a		n/a
	—		—		—	—	2,666	(3)	75,581	(3)
	—		—		—	—	3,500	(4)	99,225	(4)
	—		—		—	—	1,873	(5)	53,100	(5)
Jeanne. P. Kelley	1,000	(9)	—		34.95	1/23/2016	—		—
	1,000	(10)	—		32.90	1/29/2017	—		—
	1,000	(11)	—		31.18	1/28/2018	—		—
	1,000	(12)	—		28.30	1/20/2019	—		—
	2,934	(13)	1,666	(13)	16.56	6/26/2023	—		—
	—		—		—	—	2,000	(3)	56,700	(3)
	—		—		—	—	2,000	(5)	56,700	(5)
Christopher J. Hilton	—		—		—	—	1,100	(5)	31,185	(5)
(1) Represents a portion of a grant on December 30, 2011 of stock options to acquire 50,000 shares of Common Stock. 16,667 options vested on December 30, 2014; 16,667 options vested on December 30, 2015; and the remaining 16,666 options will vest on December 30, 2016.

(2) Represents a portion of a grant on August 6, 2013 of stock options to acquire 20,000 shares of Common Stock. 6,667 options vested on August 6, 2014; 6,667 options vested on August 6, 2015; and the remaining 6,666 options will vest on August 6, 2016.

(3) Represents a grant on June 2, 2014 of restricted stock to acquire 7,000, 5,000, 4,000, and 3,000 shares of Common Stock at a price of $22.51 to Messrs. Bluver, Finneran, Orsino, and Ms. Kelley respectively. Restricted stock vests in three equal annual installments on each of the first, second and third anniversaries of the grant date.

(4) Represents a grant on June 2, 2015 of restricted stock to acquire 6,300, 4,500, and 3,500 shares of Common Stock at a price of $24.26 to Messrs. Bluver, Finneran, and Orsino, respectively. Restricted stock vests in three equal annual installments on each of the first, second and third anniversaries of the grant date.

(5) Represents the EIP portion of restricted stock awarded on February 25, 2015 to acquire 9,556, 2,883 and 2,498, shares of Common Stock at a price of $22.76 to Messrs. Bluver, Finneran, and Orsino, respectively. The restricted stock portion of this award vests every six months, over two years, starting with the first six month anniversary of the date of grant. For Ms. Kelley and Mr. Hilton, this award represents the annual long-term incentive award of restricted stock to acquire 2,000 and 1,100 shares of Common Stock, respectively, at a price of $22.76, vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date.

(6) Represents a portion of a grant on February 3, 2012 of stock options to acquire 20,000 shares of Common Stock. 6,667 options vested on February 3, 2013, 6,667 options vested on February 3, 2014, and 6,666 options vested on February 3, 2015.

(7) Represents a portion of a grant on February 4, 2013 of stock options to acquire 5,000 shares of Common Stock. 1,667 options vested on February 4, 2014, 1,667 vested on February 4, 2015, and the remaining 1,666 vested on February 4, 2016.

(8) Represents a portion of a grant on March 9, 2012 of stock options to acquire 20,000 shares of Common Stock. 6,667 options vested on March 9, 2013, 6,667 vested on March 9, 2014, and 6,666 vested on March 9, 2015.

(9) Options vested on January 23, 2007 and expired on January 23, 2016.
(10) Options vested on January 29, 2008.
(11) Options with tandem SARs vested on January 28, 2009.
(12) Options with tandem SARs vested on January 20, 2010.
(13) Represents a portion of a grant on June 26, 2013 of stock options to acquire 5,000 shares of Common Stock. 1,667 options vested on June 26, 2014 of which 400 shares were exercised on August 13, 2014; 1,667 options vested on June 26, 2015, and the remaining 1,666 will vest on June 26, 2016.

Option Exercises and Stock Vested

In 2015, no option awards held by NEOs were exercised. The following table details restricted stock that vested for the NEOs during the fiscal year end December 31, 2015:

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Howard C. Bluver	—	—	4,723	117,303
Brian K. Finneran	—	—	2,388	58,755
Michael R. Orsino	—	—	1,959	48,238
Jeanne P. Kelley	—	—	1,000	24,260

Compensation Pursuant to Pension and Retirement Plans

The Company maintains a defined benefit pension plan covering substantially all of its employees. The plan was frozen as of December 31, 2012. Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all compensation as reported on Form W-2. A participant’s normal retirement benefit is an annual pension benefit commencing on his or her normal retirement date, payable in the normal benefit form in an amount equal to: (1) 1.75 percent of his or her average annual compensation, multiplied by creditable service up to 35 years; plus (2) 1.25 percent of his or her average annual compensation, multiplied by creditable service in excess of 35 years up to 5 years; minus (3) 0.49 percent of his or her final average compensation (up to covered compensation) multiplied by creditable service up to 35 years. The normal benefit form is payable as a single life pension. An employee became a participant in the plan on the 1st of the month that coincided with or next followed the completion of 12 months of eligible service and attainment of age 21. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement under the plan upon obtaining age 55. Normal retirement age is 65. Early retirement benefits are determined by reducing the basic benefit by 3 percent per annum and reducing the offset benefit by 6 percent per annum. Ms. Kelley is the only named executive officer who participates in the plan and is eligible for early retirement under the plan. The following table details pension benefits earned as of December 31, 2015:

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
		(#)	($)	($)
Jeanne P. Kelley	The Suffolk County National Bank Pension Plan	24.83	498,953	—
(1) The present value of accumulated benefits was determined using the same assumptions used for financial reporting purposes under GAAP for 2015. Pension benefits are discussed in Note 10 of the 10-K disclosure.

2015 Potential Payments Upon Termination of Employment or Change of Control

Termination of Employment Without “Cause” not in Connection With a “Change of Control”

Each of our NEOs is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the NEO is eligible to receive a lump sum severance payment equal to two weeks base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of 50 weeks of base salary (subject to the execution and non-revocation of a release of claims). In the event of a qualifying termination of employment as of December 31, 2015 the NEO would be entitled to a lump sum severance payment in the following amounts: Mr. Bluver, $68,508; Mr. Finneran, $46,467; Mr. Orsino, $39,632; Ms. Kelley, $222,529; and Mr. Hilton, $13,984.

Termination of Employment Without “Cause” or For “Good Reason” in Connection With a “Change of Control”

As of December 31, 2015, the Company had entered into Change of Control Employment Agreement with each of our NEOs that generally provide for certain benefits in the event that the Company terminates the executive’s employment without cause or if the executive terminates employment for good reason within three years for Messrs. Bluver and Finneran, and two years for Messrs. Orsino and Hilton, and Ms. Kelley, of a “change of control” of the Company.

For the purposes of these agreements, the Company generally defines a change of control as follows:

1)	The acquisition by any individual, entity or group of beneficial ownership of 20 percent or more of outstanding shares of Common Stock of the Company, subject to customary exceptions;
2)	Individuals who constitute the Board cease for any reason to constitute at least a majority of the Board;
3)	Consummation of a reorganization, merger or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, subject to customary exceptions; or
4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Messrs. Bluver and Finneran are each party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a “change of control” of the Company.

Messrs. Orsino and Hilton and Ms. Kelley are each party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the two-year period immediately following a “change of control” of the Company and provides for severance equal to two times the sum of his or her base salary and target annual bonus, as well as two years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the two-year period immediately following a “change of control” of the Company.

In the event of a “change of control” of the Company, all outstanding, unvested stock options and restricted stock immediately vest and become exercisable pursuant to the terms of the Company’s equity compensation plans.

The agreements do not provide for tax “gross-ups.” If payments and benefits due to an executive under his or her Change of Control Employment Agreement would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, such payments and benefits would be reduced to an amount that is $1 less than such amount that would trigger the excise tax if doing so would result in a more favorable after-tax position to the executive.

The following is a summary of the amounts that would have been payable to the NEOs in the event of a qualifying termination of employment immediately following a “change of control” of the Company on December 31, 2015:

POTENTIAL COST OF CHANGE OF CONTROL AGREEMENTS
Name	Cash Severance Value(1)	Pro-rata Bonus(2)	Benefits Continuation(3)	Equity Acceleration(4)	280G Scaleback(5) (If applicable)	Total
	($)	($)	($)	($)	($)	($)
Howard C. Bluver	2,002,500	222,500	—	976,885	(213,690)	2,988,196
Brian K. Finneran	1,395,000	155,000	21,594	307,206	(412,482)	1,466,318
Michael R. Orsino	810,000	135,000	32,509	251,763	(63,724)	1,165,547
Jeanne P. Kelley	546,000	63,000	32,547	133,042	(166,423)	608,166
Christopher J. Hilton	575,000	57,500	—	31,185	—	663,685
(1) Multiple of base salary and target bonus, payable in a lump sum.
(2) Pro-rated target bonus for 2015; value reflects a full year.
(3) Reflects the annual cost to the Company for three years of continued medical and dental benefits (two years for Messrs. Orsino, Hilton, and Ms. Kelley).
(4) In the event of a change in control of the Company, all outstanding, unvested stock options and restricted stock immediately vest and become exercisable under the terms of the Company’s equity compensation plans. Executives would receive an additional year to exercise outstanding stock options upon termination due to a change in control; however, for purposes of the calculation, we assume a cash out of all outstanding stock options at the time of the termination. Calculation uses closing Common Stock price on December 31, 2015 of $28.35 per share.

(5) The New York state supplemental withholding tax rate (9.62%) was used when calculating the potential 280G impact.

Directors’ Compensation

For their service to the Board in 2015, independent directors received the following compensation:

•	The Chairman of the Board received an annual retainer of $125,000, payable in cash monthly.
•	Members of the Board other than the Chairman received an annual retainer of $55,000, payable in cash monthly. Members are expected to attend 12 regular meetings of the Board, one organizational meeting of the Board, the annual meeting of shareholders, all other committee meetings as assigned, and any special meetings that the Board deems necessary.
•	Members of the Audit Committee received an additional annual retainer of $4,000, payable in cash monthly.
•	The Chairman of the Audit Committee received an additional annual retainer of $15,000, payable in cash monthly.
•	Members of the Loan Committee received an annual retainer of $4,000, payable in cash monthly.
•	Members of the Compensation Committee received an annual retainer of $4,000, payable in cash monthly.

The Chairman of the Board also receives an annual travel allowance of $10,000, payable in cash monthly, as reimbursement for travel and commuting on behalf of the Company.

On recommendation of the Compensation Committee, the Board also decided to grant, effective June 2, 2015, each independent director 750 shares of restricted stock, vesting in equal three annual installments on each of the first, second and third anniversaries of the grant subject to continued service as a director through the applicable vesting dates.

Messrs. Bluver and Finneran did not receive compensation for service as a director during 2015.

All retainers would be recovered from any director who attended less than 75 percent of the board meetings or meetings of any committee to which he or she had been assigned.

Deferred Compensation

The Company maintains a Directors’ Deferred Compensation Plan, under which a director may defer receipt of his or her fees as a director of the Bank until retirement or age 72, termination of service, or death. The deferral accrues interest at a rate tied to the prime interest rate as of December 31 of the prior year, as published in the Wall Street Journal, currently prime minus one percent.

Director Stock Ownership Requirements

Within five years of initial election to the Board, or the adoption of the guidelines, whichever is later, a director is expected to hold Common Stock with a fair market value at least equal to one time the then annual board member retainer. All directors have met this requirement.

Director Stock Purchase Plan

In an effort to further align the interests of directors with those of the Company and its shareholders, effective 2015, independent directors are required to use 25% of their cash retainer to purchase Company stock at current market prices. Each independent director now must purchase Company shares each month at prevailing market prices. Beginning September 30, 2015, the seven independent directors now purchase shares each month on the day their fees are paid.

The following table details compensation paid to directors during the year ending December 31, 2015:

DIRECTORS’ COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
	($)	($)	($)	($)
Steven M. Cohen(3)	18,333	n/a	29	18,362
James E. Danowski(4)(7)	60,333	18,195	29	78,557
Joseph A. Gaviola(5)	135,000	18,195	29	153,224
Edgar F. Goodale(4)(6)	63,000	18,195	29	81,224
David A. Kandell(4)	70,000	18,195	29	88,224
Terence X. Meyer(6)(7)	61,667	18,195	29	79,891
Ramesh N. Shah(7)	59,000	18,195	29	77,224
John D. Stark, Jr.(7)	59,000	18,195	29	77,224
(1) The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our directors on June 2, 2015, based on the closing price per share on the date of grant of $24.26.

(2) Includes life insurance of $25,000 per independent director at a premium of $29 per annum.
(3) Mr. Cohen retired at the expiration of his term on May 11, 2015.
(4) Messrs. Danowski and Goodale were assigned additional duties as a member of the Audit Committee for an additional annual retainer of $4,000, payable monthly, and Mr. Kandell was assigned additional duties as Chairman of the Audit Committee for an additional annual retainer of $15,000 payable monthly. Amounts were prorated for partial years of service.

(5) In lieu of all other director fees, Mr. Gaviola receives an annual retainer of $125,000 and a $10,000 annual travel allowance.
(6) Messrs. Goodale and Meyer received an annual retainer of $4,000, payable monthly, for service on the Loan Committee. Amounts were prorated for partial years of service.
(7) For service on the Compensation Committee, Mr. Danowski received a retainer of $1,333, payable monthly, from January through April 2015; Mr. Meyer received a retainer of $2,667, payable monthly, from May through December 2015; and Messrs. Shah and Stark received an annual retainer of $4,000, payable monthly. Amounts were prorated for partial years of service.

PROPOSAL 2

ADVISORY, NON-BINDING RESOLUTION TO APPROVE 2015 EXECUTIVE COMPENSATION

We describe this item as an advisory vote on executive compensation, but it is more commonly known as a “say-on-pay” vote. Under this item, our shareholders will have an opportunity to approve, on an advisory, non-binding basis, the compensation of our Chief Executive Officer and the other NEOs named in the “Summary Compensation Table” of this proxy statement on page 28. The “Summary Compensation Table” provides a snapshot of the compensation paid or granted to our NEOs in 2015.

What does it mean to have a “say-on-pay” advisory vote?

This item is an advisory, non-binding vote, which means that it will not bind the Company or the Board of Directors. We will disclose how many shareholders voted “For” the resolution, how many voted “Against” the resolution and how many abstained from voting. At the annual meeting of shareholders of the Company held on April 12, 2011, as recommended by the Board of Directors, the Company’s shareholders approved, on an advisory basis, that the Company’s future advisory “say-on-pay” votes should be held once every year. Consistent with its recommendation and the shareholder vote, the Board of Directors has determined that it will hold an advisory vote on executive compensation once every year, until the next shareholder vote on “say-on-pay” frequency.

We cannot predict what actions the Board of Directors will take, if any, in response to this vote. We believe that the complex interplay between performance, risk management, succession planning and compensation should not require material changes based solely on the results of an “up or down” vote.

Due to its broad nature, the outcome of a “say-on-pay” vote does not convey nuanced information about the shareholders’ views about the compensation of individual executives, the different elements of our compensation program or the choices the Compensation Committee makes during a year. This does not mean that a “say-on-pay” vote is without value, however.

We believe that open lines of communication among the Board of Directors, executive management and our shareholders serve as the foundation for good corporate governance and responsible stewardship. We welcome opportunities to reach an increasingly diverse shareholder base. This vote may assist us in our ongoing engagement and outreach efforts, as we continue to serve our core constituencies of shareholders, customers, employees and communities.

Where can I find more information on executive compensation at Suffolk Bancorp?

The Company’s executive compensation program and the compensation awarded under that program are described in the Compensation Discussion and Analysis section, the compensation tables and the related disclosure contained in this proxy statement. Please see pages 15 through 33. The Board of Directors believes that the compensation arrangements for its NEOs are fair and balanced.

The Board of Directors recommends a vote FOR the following advisory resolution:

“Resolved, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s NEOs for 2015, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2016

The Audit Committee recommended, and the Board of Directors has selected, BDO USA, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2016, and recommends that shareholders vote for ratification of the appointment. BDO USA, LLP has audited the Company’s financial statements since 2011. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors feels that the change would be in the best interests of the Company and its shareholders. In the event shareholders vote against ratification, the Board of Directors will reconsider its selection.

Representatives of BDO USA, LLP are expected to be present at the annual meeting of the shareholders. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

It is the policy of the Audit Committee that all non-audit services be approved by the Audit Committee prior to engagement, and all such services were so approved. The following aggregate fees were billed by BDO USA, LLP during 2015 and 2014:

AUDIT FEES
	2015	2014
Audit fees(1)	$405,895	$376,500
Audit-related fees(2)	31,610	30,480
Tax fees	—	—
All other fees	—	—
	$437,505	$406,980
(1) Consists of fees for professional services rendered for the audit of Suffolk’s annual financial statements and review of interim financial statements, and services that are normally provided by Suffolk’s registered independent public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies.

(2) Consists of fees billed for the audit of the Suffolk County National Bank 401(k) Savings and Protection Plan and the Suffolk County National Bank Employees’ Retirement Plan. In 2015, all of the fees, except what is noted above, were paid directly out of those plans.

The Board of Directors recommends a vote FOR this proposal, which is Item 3 on the proxy card.

Delivery of Documents to Security Holders Sharing an Address

Only one Annual Report and Proxy Statement is delivered to two or more shareholders who share an address unless the Company or its agent has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of these documents to shareholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, shareholders can contact the Company’s registrar and transfer agent by mail at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; or by telephone at 1-800-937-5449; or on the Internet at www.amstock.com. You may also contact the Company’s registrar and transfer agent if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxies.

Date: April 6, 2016

By Order of the Board of Directors

/s/ Jill E. Abbate

JILL E. ABBATE
Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

SUFFOLK BANCORP

May 17, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by telephone until 11:59 PM Eastern Daylight Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2016:
The Notice of Meeting, Proxy Statement and Annual Report are available at www.scnb.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433000000000001000 4 051716

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

- ○ Brian K. Finneran (for a term of two years)
- ○ Edgar F. Goodale (for a term of three years)
- ○ David A. Kandell (for a term of three years)
- ○ Ramesh N. Shah (for a term of three years)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve the advisory, non-binding resolution on 2015 executive compensation.	☐	☐	☐
3. To ratify the Board of Directors' appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.